Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2019 EARNINGS

OAKLAND, MARYLAND—July 15, 2019:  First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income of $5.8 million for the first six months of 2019, compared to $5.5 million for the same period of 2018.  Basic and diluted net income per common share for the first six months of 2019 were both $.81, compared to basic and diluted net income per common share of $.78 for the same period of 2018. The increase in earnings was primarily due to an increase in net interest income of $1.4 million and an increase of $.2 million in other operating income for the first six months of 2019 when compared to the same time period of 2018.  Increases in wealth management income and debit card income were the contributing factors in the increase in other operating income.  These changes were partially offset by a slight decline in service charge income, particularly non-sufficient funds (“NSF”) income and service charges on personal demand deposit accounts.  Other operating expenses increased $1.1 million for the first six months of 2019 as compared to the first six months of 2018.  Salaries and benefits increased $.3 million due to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims.  Equipment, occupancy and data processing expenses increased $.7 million in the first six months of 2019. These increases were primarily attributable to increased depreciation expense related to the on-going branch renovation projects.  The increase in data processing expenses were related to new services implemented in late 2018 and early 2019.  Other real estate owned (“OREO”) expenses increased $.4 million in the first six months of 2019 due to valuation allowance write-downs on properties.  These changes were offset by a $.3 million decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor, trust department expense and miscellaneous loan fees.  The net interest margin for the first six months of 2019 and the first six months of 2018, on a fully tax equivalent (“FTE”) basis, was 3.70% and 3.71%, respectively.

Consolidated net income was $2.6 million for the second quarter of 2019, compared to $3.0 million for the same period of 2018.  Basic and diluted net income per common share for the second quarter of 2019 were both $.37, compared to basic and diluted net income per common share of $.43 for the same period of 2018. The decrease in earnings was attributable to increased other operating expenses relating to a $.4 million increase in equipment, occupancy and data processing expenses and a $.7 million increase in OREO expenses due primarily to valuation allowance write-downs on properties as a result of new appraisals and to lower selling prices, offset by an increase in net interest income of $.7 million, an increase of $.1 million in wealth management income, and slight increases in service charge and debit card income.  The net interest margin for the second quarter of 2019 and the second quarter of 2018, on an FTE basis, was 3.68%, and 3.73%, respectively.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer,

“Net income continues to grow year over year as we continue to execute on our strategy to grow retail, commercial and wealth management relationships with our existing and new customers.  Loan production has been strong, keeping pace with that in 2018.  However, loan production has been offset by higher than normal payoffs due to our decision to remain disciplined in our credit and pricing terms and our desire to exit relationships that no longer fit our credit profile. This is evident in our ability to maintain our margin in a very competitive deposit environment.  Deposit growth has been strong, positioning us to lower short-term borrowings and fund anticipated loan growth throughout the course of this year. During this quarter, we experienced increased losses on other real estate owned as we lowered selling prices to encourage sales and to shift those dollars to earning assets. Decreasing operating costs and utilizing technology to become more efficient continues to be a focus for 2019.”

Financial Highlights Comparing the Six and Three months of 2019 and 2018:

•	Net interest income increased $1.4 million and $.7 million for the first six months of 2019 and the second quarter of 2019, respectively, when compared to the same time periods of 2018, respectively.

o	Net interest margin remained stable

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.19% at June 30, 2019 and 1.04% at June 30, 2018.

o	Specific allocation on large commercial loan in first six months of 2019

o	Provision for loan losses was $.7 million for the six-month periods ended June 30, 2019 and 2018.

•	Other operating income increased during the first six months of 2019 when compared to the same period of 2018.

o	Slight increases in wealth management income and debit card income were offset by a slight decline in service charge income.

•	Other operating expenses increased for the first six months of 2019 when compared to the first six months of 2018.

o

Salaries and benefits increased $.3 million in the first six months of 2019 when compared to the same period of 2018 due to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims.

o	Equipment, occupancy and data processing expenses increased $.7 million in the first six months of 2019 when compared to the same period of 2018.
o

OREO expenses increased in the first six months of 2019 when compared to the same period of 2018 due to valuation allowance write-downs on properties as a result of new appraisals and to reduce selling prices to encourage sales.

o

Other miscellaneous expenses for the first six months of 2019, such as marketing, legal and professional, consulting, dues and licenses, contract labor and miscellaneous loan fees, decreased when compared to the same period of 2018.

Balance Sheet Overview

Total assets at June 30, 2019 increased to $1.4 billion, an increase of $21.1 million, when compared to December 31, 2018.  During the first six months of 2019, cash and interest-bearing deposits in other banks increased $15.4 million, the investment portfolio increased $1.7 million and gross loans decreased $4.1 million.  The increase in cash was due to strong deposit growth in the first quarter of 2019, offset by the full repayment of $40.0 million in overnight borrowings at December 31, 2018.  Premises and equipment increased slightly by $.3 million due to continued investment in our branch network, offset by normal depreciation during the first six months of 2019.  OREO balances decreased $1.1 million due to $.8 million in sales of properties, $.9 million in valuation allowance write-downs as a result of new appraisals and lower selling prices, offset by additions of new properties of $.6 million.  Other assets increased by $9.3 million, primarily due to the increase in the pension asset related to the $2.0 million contribution made to the plan in the first quarter of 2019 as well as an increase in the market value of the pension assets of $3.8 million.  A $2.3 million timing difference due to the delayed receipt of cash from a participation loan payoff at the end of the second quarter. Total liabilities increased $12.0 million.  This increase is attributable to the strong deposit growth of $55.6 million in the first six months of 2019, offset by a decline in short-term borrowings of $46.6 million. The deposit growth during the first quarter of 2019 enabled us to fully repay the $40.0 million in overnight borrowings with correspondent banks that was on our balance sheet at December 31, 2018.  Our Treasury Management product decreased by $6.6 million as customers utilized cash balances during the second quarter of 2019. Total shareholders’ equity increased $9.1 million due to the increase in retained earnings and the decline in accumulated other comprehensive loss.

Comparing June 30, 2019 to December 31, 2018, outstanding loans decreased by $4.1 million.   Commercial real estate (“CRE”) loans decreased $7.1 million due primarily to the payoff of balances for several large credits in the first quarter of 2019.  Acquisition and development (“A&D”) loans increased slightly by $.4 million due to new production offset by payoffs received in the second quarter. Commercial and industrial (“C&I”) loans decreased $3.2 million due to one large payoff received in the second quarter.  Residential mortgages increased $5.4 million, primarily due to new loans booked in purchase money and construction loans in our in-house adjustable rate mortgage products. The consumer portfolio increased slightly by $.5 million due to increased balances in our student loan portfolio.

Total deposits increased $55.6 million during the first six months of 2019 when compared to deposits at December 31, 2018.  During the first six months of 2019, non-interest bearing deposits increased $19.1 million. This growth was driven by both our retail market and our commercial market, as we continued to grow existing relationships as well as engage new relationships. Traditional savings accounts increased $7.2 million as our Prime Saver product continues to be the savings product of choice.  Total demand deposits decreased $1.2 million and total money market accounts increased $30.9 million due primarily to new balances in our Value money market account introduced in late 2018.  Time deposits less than $100,000 increased $.4 million and time deposits greater than $100,000 increased $9.1 million.  In the fourth quarter of 2018, two short-term brokered CDs were purchased to shift $25.0 million of overnight borrowings as a tool to lock in pricing and manage interest rate risk.  These brokered CDs have maturities of less than 18 months.

The book value of the Corporation’s common stock was $17.75 per share at June 30, 2019, compared to $16.52 per share at December 31, 2018.  At June 30, 2019, there were 7,105,775 outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.5 million (6.7%) during the first six months of 2019 over the same period in 2018 due to a $3.4 million (13.5%) increase in interest income, offset by a $2.0 million (54.3%) increase in interest expense.  The net interest margin was 3.70% for first six months of 2019 and 3.71% for the first six months of 2018.

Comparing the first six months of 2019 to the same period of 2018, the increase in interest income was due to increases of $3.3 million in interest and fees on loans and $.1 million in interest income on investments.  The increase in interest and fees on loans was due primarily to an increase in the rate earned of 27 basis points attributable to loans repricing, new loans booked at higher rates and increased balances related to the strong loan growth in 2018.  The increase in investment interest income was due primarily to an increase in the rate earned of 12 basis points related to increased rates on the CDO portfolio.

Interest expense on our interest-bearing liabilities increased by $2.0 million during the six months ended June 30, 2019 when compared to the same period of 2018, due primarily to increased rates on our deposit products in 2018 in response to the rising rate environment.

Net interest income, on an FTE basis, increased $.7 million (6.0%) during the second quarter of 2019 over the same period in 2018 due to a $1.7 million (13.1%) increase in interest income and a $1.0 million (55.4%) increase in interest expense.  The net interest margin for the second quarter of 2019 was 3.68%, compared to 3.73% for the second quarter of 2018.

Comparing the second quarter of 2019 to the same period of 2018, the increase in interest income was primarily due to an increase of $1.6 million in interest and fees on loans.  The increase in interest and fees on loans was due primarily to an increase in the rate earned of 31 basis points attributable to loans repricing at higher rates, new loans booked at higher rates and increased balances related to the strong loan growth in 2018.

Interest expense on our interest-bearing liabilities increased by $1.0 million during the second quarter of 2019 when compared to the same period of 2018, due primarily to increased interest expense on deposits due to the strong deposit growth in the first quarter as well as the increased rates as we offered product specials and increased pricing on the full relationship customer.

The average balance on interest-bearing deposits increased by $58.6 million when comparing the first six months of 2019 to the same period of 2018.  The rate paid on these deposits increased by 89 basis points during the same time due to the rising interest rate environment.  The rate paid on short-term borrowings increased by 12 basis points as pricing on overnight borrowings increased throughout 2018.  The average balance on long-term borrowings decreased by $10.7 million as a result of the repayment of two FHLB advances totaling $5.0 million at their maturity in January 2018 and the shift of $15.0 million of an FHLB advance from long-term to short-term borrowings at its maturity in April 2018.

Asset Quality

The ALL was $12.0 million at June 30, 2019 and $11.0 million at December 31, 2018.  The provision for loan losses was $.7 million for both the first six months of 2019 and the first six months of 2018.  Net recoveries of $.1 million were recorded for the six months ended June 30, 2019, compared to net charge offs of $.9 million for the six months ended June 30, 2018. The ratio of the ALL to loans outstanding was 1.19% at June 30, 2019, 1.10% at December 31, 2018 and 1.04% at June 30, 2018.

The ratio of net recoveries to average loans for the six months ended June 30, 2019 was an annualized .05%, compared to .20% for the same period in 2018 and a net charge-off to average loans of .11% for the year ended December 31, 2018.  The CRE portfolio had an annualized net recovery rate of .02% as of June 30, 2019, compared to a net charge-off rate of .33% as of December 31, 2018.  The A&D loans had an annualized net recovery rate of .14% as of June 30, 2019, compared to a net recovery rate of .15% as of December 31, 2018.  The C&I loans had a net recovery rate of .13% as of June 30, 2019, compared to .06% as of December 31, 2018.  The residential mortgage ratios were a net recovery rate of .05% as of June 30, 2019, compared to a net charge-off rate of .01% as of December 31, 2018, and the consumer loan ratios were net charge-off rates of .26% and .95% as of June 30, 2019 and December 31, 2018, respectively.

Non-accrual loans totaled $13.1 million at June 30, 2019, compared to $4.9 million at December 31, 2018.  The increase in non-accrual balances at June 30, 2019 was primarily due to a forbearance agreement with one large A&D loan totaling $7.0 million that was established during the first quarter of 2019 and the addition of two new credits in the second quarter 2019.  Non-accrual loans that have been subject to partial charge-offs totaled $.2 million at June 30, 2019, compared to $.3 million at December 31, 2018.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.2 million at June 30, 2019 and $.3 million at December 31, 2018.

Accruing loans past due 30 days or more decreased to .46% of the loan portfolio at June 30, 2019, compared to 1.09% at December 31, 2018.  The decrease for the first six months of 2019 was primarily related to one large relationship in the commercial A&D portfolio that moved to non-accrual in the first quarter of 2019.

Non-Interest Income and Non-Interest Expense

Other operating income increased $.2 million for the first six months of 2019 when compared to the same time period of 2018.  We saw increases in wealth management income, debit card income, and income related to the dissolution of an investment in a title company.

Net gains of $44 thousand were reported in other income for the first six months of 2019, compared to net gains of $181 thousand during the same period of 2018.

Other operating income, exclusive of gains, increased $.2 million during the second quarter of 2019 when compared to the same period of 2018.  This increase was primarily attributable to increased wealth management and debit card income.

Net gains of $30 thousand were reported in other income for the second quarter of 2019, compared to net gains of $147 thousand million during the same period of 2018.

Other operating expenses increased $1.1 million for the first six months of 2019 as compared to the first six months of 2018.  Salaries and benefits increased $.3 million due to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims.  Equipment, occupancy and data processing expenses increased $.7 million in the first six months of 2019. These increases were primarily attributable to increased depreciation expense as we continue to invest in our branch network and new data processing services. OREO expenses increased $.4 million due to valuation allowance write-downs on properties in the first six months of 2019 as a result of new appraisals and reduced selling prices.  These changes were offset slightly by a decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor, trust department expense and miscellaneous loan fees.

Other operating expenses increased for the second quarter of 2019 when compared to the second quarter of 2018.  These increases were relating to a $.4 million increase in equipment, occupancy and data processing expenses due to increased depreciation expense as discussed above and a $.7 million increase in OREO expenses due to valuation allowance write-downs on properties.

The effective income tax rate as a percentage of income increased in the first six months of 2019 when compared to the first six months of 2018 due to reduced tax-exempt income and lower tax credits on a low income housing investment that is nearing maturity.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and six statutory trusts that were used as financing vehicles.  The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure.  The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights – Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2019	2018	2019	2019	2018
Results of Operations:
Interest income	$14,411	$12,724	$14,072	$28,483	$25,086
Interest expense	2,884	1,856	2,726	5,610	3,636
Net interest income	11,527	10,868	11,346	22,873	21,450
Provision for loan losses	333	269	349	682	716
Other operating income	3,909	3,735	3,707	7,616	7,411
Net gains	30	147	14	44	181
Other operating expense	11,741	10,625	10,690	22,431	21,316
Income before taxes	$3,392	$3,856	$4,028	$7,420	$7,010
Income tax expense	790	840	877	1,667	1,488
Net income	$2,602	$3,016	$3,151	$5,753	$5,522
Per share data:
Basic/ Diluted Net Income	$0.37	$0.43	$0.44
Dividends declared per share	$0.09	$0.09	$0.09
Book value	$17.75	$15.95	$17.27
Tangible book value per share	$16.58	$14.78	$16.09
Closing market value	$19.71	$20.45	$17.26
Market Range:
High	$20.49	$24.32	$17.99
Low	$17.10	$18.50	$15.45
Shares outstanding at period end	7,105,775	7,082,443	7,088,987
Performance ratios: (Period End, annualized)
Return on average assets	0.83%	0.84%	0.91%
Return on average shareholders' equity	9.47%	9.94%	10.64%
Net interest margin	3.70%	3.71%	3.72%
Efficiency ratio	69.93%	72.10%	69.40%

	June 30,	December 31,	June 30,
	2019	2018	2018
Financial Condition at period end:
Assets	$1,405,629	$1,384,516	$1,323,316
Earning assets	1,229,768	1,235,066	$1,170,681
Gross loans	1,003,616	1,007,714	$941,201
Commercial Real Estate	299,832	306,921	$290,695
Acquisition and Development	118,725	118,360	$111,779
Commercial and Industrial	108,271	111,466	$88,174
Residential Mortgage	442,269	436,907	$417,282
Consumer	34,519	34,060	$33,271
Investment securities	233,308	231,651	$232,598
Total deposits	1,123,081	1,067,527	$1,041,120
Noninterest bearing	281,307	262,250	$271,743
Interest bearing	841,774	805,277	$769,377
Shareholders' equity	126,155	117,066	$112,974
Capital ratios:
Tier 1 to risk weighted assets	15.40%	14.87%	15.30%
Common Equity Tier 1 to risk weighted assets	12.93%	12.45%	12.77%
Tier 1 Leverage	11.65%	11.47%	11.63%
Total risk based capital	16.53%	15.91%	16.28%
Asset quality:
Net (recoveries)/charge-offs for the quarter	$(95)	$200	$970
Nonperforming assets: (Period End)
Nonaccrual loans	$13,118	$4,922	$5,016
Loans 90 days past due and accruing	317	430	$431
Total nonperforming loans and 90 day past due	$13,435	$5,352	$5,447
Restructured loans	$4,043	$4,864	$5,124
Other real estate owned	$5,531	$6,598	$8,503
Allowance for loan losses to gross loans	1.19%	1.10%	1.04%
Nonperforming and 90 day past due loans to total loans	1.34%	0.54%	0.58%
Nonperforming loans and 90 day past due loans to total assets	0.96%	0.39%	0.41%